Exhibit 10.1

Final 9/16/14

OLD SECOND BANCORP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of September 16, 2014, by and between Old Second Bancorp, Inc., a Delaware corporation (the “Company”), and James Eccher (“Executive,” and together with the Company, the “Parties”).

A.                                    The Company is the sole shareholder of Old Second National Bank, a national banking association with its main office located in Aurora, Illinois (the “Bank”).

B.                                    Executive is currently employed by the Company as its Executive Vice President and Chief Operating Officer and is also employed as the President and Chief Executive Officer of the Bank.

C.                                    The Company desires to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue such employment pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, the Parties hereby agree as follows:

1.                                      Employment and Term.

(a)                                 Employment. The Company shall employ Executive as its and the Bank’s Chief Executive Officer and President, and Executive shall so serve, for the Term.

(b)                                 Term. The term of Executive’s employment under this Agreement shall begin on January 1, 2015 (the “Effective Date”) and shall end on December 31, 2016 (the “Term”), unless sooner terminated as provided herein, provided that the Term shall be extended automatically for one additional year beginning on the first (1st) anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such anniversary, that the Term shall not be extended. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Term, this Agreement shall remain in effect for the two-year period immediately following the Change in Control and shall then terminate.

2.                                      Duties. During the Term, Executive shall devote his full business time, energies, and talents to serving as the Chief Executive Officer and President of the Company and the Bank, at the direction of Company’s Board of Directors (the “Board”). Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Board, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the Board, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder.

3.                                      Compensation and Benefits. For services performed by Executive for the Company pursuant to this Agreement, the Company shall compensate Executive during the Term as follows:

(a)                                 Base Salary. During the Term, the Company shall pay Executive an annual base salary in accordance with the Company’s regular payroll practices at the rate of four-hundred thousand Dollars ($400,000) (“Salary”). Beginning on or about January 1, 2016 and on or about each January 1 thereafter, Executive’s rate of Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Board and, following such review, may be increased but not decreased.

Notwithstanding the foregoing, if the Committee or the Board implements a program of salary reduction that proportionately impacts all senior executives of the Company, then Executive’s Salary shall be similarly reduced.

(b)                                 Annual Bonuses. Executive shall be eligible to receive performance-based annual cash bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Term. Incentive Bonuses shall be established and determined in accordance with the Company’s annual incentive plan, as may be in effect from time to time, or otherwise as determined by the Board. Any Incentive Bonus shall be paid no later than two and one-half (2½) months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(c)                                  Automobile. The Company shall provide Executive with a monthly car allowance of nine-hundred dollars ($900). Executive shall be responsible for any and all costs and expenses associated with the operation and maintenance of any automobile in connection with the car allowance, including insurance, repairs, general maintenance, fuel, etc.

(d)                                 Country Club. The Company shall reimburse Executive, upon presentment of documentation appropriate to satisfy the Company’s standard reimbursement policies and procedures, for the monthly dues, assessments and special assessments incurred in connection with Executive’s golf membership at approximately $11,000 annually, excluding any other charges.

(e)                                  Other Benefits. Executive, and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all employee benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives of the Company.

(f)                                   Business Reimbursements. Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

4.                                      Rights upon Termination. Either Party may terminate Executive’s employment under this Agreement at any time for any reason. Executive’s right to benefits and payments under this Agreement, if any, for periods after the Termination Date shall be determined in accordance with this Paragraph 4. The “Termination Date” means the date of termination of Executive’s employment for any reason with the Company and each company, corporation, partnership, joint venture, and other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company (each, an “Affiliate”), where “control” means (i) the ownership of more than fifty percent (50%) of the voting securities or other voting or equity interests of any company, corporation, partnership, joint venture, or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, joint venture, or other entity.

(a)                                 Involuntary Termination not following Change in Control. If Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (in either case, an “Involuntary Termination”) outside of the twenty-four (24)-month period following a Change in Control (such 24-month period, the “Covered Period”), Executive shall be entitled to continued payment of Salary, in accordance with the Company’s regular payroll practices, for twenty-four

(24) months following the Termination Date, and Executive shall not be entitled to any other benefits or payments hereunder.

(b)                                 Involuntary Termination following Change in Control. If an Involuntary Termination occurs within a Covered Period, Executive shall be entitled to:

(i)                                     A lump sum payment equal to three (3) times Executive’s Salary and Bonus Amount as of the Termination Date (or at the time of the Change in Control, if greater), payable on the first payroll date occurring at least forty-five (45) days following the Change in Control, and Executive shall not be entitled to any other benefits or payments hereunder. For purposes of this subsection (b), “Bonus Amount” shall mean the average of the annual cash bonuses paid to Executive for the three (3) calendar years immediately preceding the year in which the Termination Date occurs, including cash bonuses that are deferred pursuant to any deferral election by Executive under a tax-qualified or non-qualified retirement or deferral plan maintained by the Company or any of its Affiliates.

(ii)                                  Immediately upon the Involuntary Termination, 100% vesting of all outstanding and unvested stock options and any other awards which had been provided to the Executive by the Company or any of its subsidiaries under any incentive compensation plan.

(iii)                               At the exact same cost to Executive, and at the same coverage level as in effect as of Executive’s date of Involuntary Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of Executive’s (and Executive’s eligible dependents’) health insurance coverage for a period of time following the Involuntary Termination equal to the shorter of (i) eighteen (18) months or (ii) the maximum period allowed pursuant to any one or more of the provisions of Treas. Reg. Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder (the “benefit continuation period”); provided, however, that such continuation of health insurance coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company by reason of the provision of such continuation coverage causing a violation of Section 2716 of the Public Health Service Act during a period of time Section 2716 is enforced by the Internal Revenue Service through Code Section 4980D. The applicable COBRA health insurance benefit continuation period shall begin at the end of this benefit continuation period. The providing of health insurance benefits by the Company shall be discontinued prior to the end of the benefit continuation period in the event that Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of Executive or Executive’s eligible dependents. For purposes of enforcing this offset provision, Executive shall have the duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(iv)                              At the Company’s expense (up to a maximum of twenty thousand dollars ($20,000)), receive standard outplacement services from a nationally recognized outplacement firm of Executive’s selection, for a period of up to one (1) year from Executive’s date of Involuntary Termination.

(c)                                  Termination other than Involuntary Termination. If Executive’s employment hereunder is terminated for any reason other than an Involuntary Termination, Executive shall not be entitled to any benefits or payments hereunder other than those that the Company is required by law to provide to Executive, including accrued Salary through the Termination Date and accrued but unpaid vacation pay through the Termination Date.

(d)                                 Definitions of Cause, Good Reason and Change in Control.

(i)                                     “Cause” means the occurrence of any one (1) or more of the following events: (A) a demonstrably willful and deliberate act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its Affiliates, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the Affiliate for which Executive works; (B) Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its Affiliates; (C) Executive’s death; or (D) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

Further, a termination for Cause shall be deemed to have occurred if, after the Termination Date, facts and circumstances arising during the course of Executive’s employment are discovered that would have warranted a termination for Cause.

Further, all rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Company or during any negotiations between the Company and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a termination for Cause, and such suspension shall not give rise to a claim of Good Reason by Executive.

(ii)                                  “Good Reason” means the occurrence of any one (1) or more of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason: (A) a material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect as of the Effective Date; (B) a material reduction in Executive’s Salary or a material reduction in Executive’s aggregate benefits or other compensation plans in effect as of the Effective Date; (C) a relocation of Executive’s primary place of employment of more than twenty-five (25) miles from Executive’s primary place of employment as of the Effective Date; (D) the failure by an acquirer to assume this Agreement at the time of a Change in Control; or (E) a material breach by the Company of this Agreement.

Notwithstanding any provision of this definition to the contrary, (A) prior to Executive’s termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any termination for Good Reason must occur within six (6) months of the initial existence of the condition constituting Good Reason.

(iii)                               “Change in Control” of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(1)                                 Any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing thirty-three percent (33%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2)                                 During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3)                                 Consummation of: (i) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

However, in no event shall a Change in Control be deemed to have occurred, with respect to Executive if Executive is part of a purchasing group which consummates the Change-in-Control transaction. Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity holder in the purchasing company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

For purposes of this paragraph (iii), “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(e)                                  Other Benefits.

(i)                                     Executive’s rights following Executive’s termination of employment for any reason with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)                                  Except as specifically provided herein, the Company shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason.

(f)                                   Release. Notwithstanding any provision of this Agreement to the contrary, no payments shall be made to Executive under Paragraph 4(a) or Paragraph 4(b) above unless Executive executes (without subsequent revocation) and delivers to the Company a general release and waiver of claims against the Company and its Affiliates, in a form that is reasonably acceptable to the Company, within twenty-one (21) days (or such longer period to the extent required by applicable law) following the Termination Date.

(g)                                  Clawback. Notwithstanding any provision of this Agreement to the contrary, if any applicable statute, law, regulation, or regulatory interpretation or other guidance requires the Company or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive are subject to repayment or return pursuant to applicable statute, law, regulation, or regulatory interpretation or other guidance.

5.                                      Excise Tax Limitation. In the event that any amounts payable to Executive under this Agreement or otherwise would (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (b) but for this Paragraph 5, be subject to the excise tax imposed by Code Section 4999, then such amounts shall be delivered as to such lesser extent that would result in no portion of such amounts being subject to excise tax under Code Section 4999. Any reduction required by this Paragraph 5 shall occur in the following order: (i) reduction of cash payments, beginning with payments scheduled to occur soonest; (ii) reduction of accelerated vesting of equity awards (in reverse order of the grant date); and (iii) reduction of other benefits payable to Executive.

6.                                      Restrictive Covenants. Executive has been and will continue to be provided intimate knowledge of and access to confidential or proprietary non-public information concerning the Company and its Affiliates, including business practices, trade secrets, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public (collectively, “Confidential Information”), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business.

(a)                                 Confidential Information. During the Term and following the Termination Date, Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, or required by law. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

(b)                                 Documents and Property. All records, files, documents, equipment, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon the Termination Date, together with all copies, abstracts, notes, or reproductions of any kind (including in electronic form) made from or about the records, files, documents, equipment, or other materials. Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s and its Affiliates’ applicable policies and procedures. Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited. The restrictions contained in this paragraph extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon the Termination Date, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

(c)                                  Non-Competition and Non-Solicitation. The primary service area of the Company’s business in which Executive will actively participate extends separately to the area that encompasses a twenty-five (25)-mile radius from each banking or other office location of the Company and its Affiliates (the “Restricted Area”). As an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Company, Executive shall not, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i)                                     During the Term or the period of twelve (12) months immediately following the Termination Date, but only in the case of an Involuntary Termination occurring within the Covered Period, engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Company, any person or business entity that owns, operates, or is in the process of forming a bank, savings bank, savings and loan association, credit union, or similar financial institution, with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than one percent (1%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement.

(ii)                                  During the Term or the period of twelve (12) months immediately following the Termination Date (the “Restricted Period”), (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates with whom Executive had an ongoing business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom Executive had an ongoing business relationship.

(iii)                               During the Term or the Restricted Period, solicit the business of any person or business entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made substantial business efforts with respect to, such person or business entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.]

(d)                                 Remedies for Breach of Restrictive Covenant.

(i)                                     Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Paragraph 6 are reasonable with respect to their duration, geographical area, and scope.

(ii)                                  Executive acknowledges that (A) the restrictions contained in this Paragraph 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to continue to employ Executive.

(iii)                               In the event of any violation or threatened violation of the restrictions contained in this Paragraph 6, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company post bond.

(iv)                              If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

7.                                      Regulatory Suspension and Termination.

(a)                                 If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Company may in its discretion (i) pay Executive all or part of the compensation withheld while its and the Affiliates’ obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its and the Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.

(b)                                 If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the

FDIA, all obligations of the Company and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this sentence shall not affect any vested rights of the Parties.

(c)                                  If the Bank is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this sentence shall not affect any vested rights of the Parties.

(d)                                 All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or when the Bank is determined by the FDIC to be in an unsafe or unsound condition, provided that this sentence shall not affect any vested rights of the Parties.

(e)                                  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

8.                                      Notices. Notices and communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to its principal headquarters, to the attention of the Chairman of the Board of Directors; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.                                      Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

10.                               Applicable Law; Choice of Venue and Consent to Jurisdiction; Service of Process. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in the State of Illinois for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise. Each Party may be served with process in any manner permitted under State of Illinois law, or by United States registered or certified mail, return receipt requested.

11.                               Entire Agreement; Severability; Amendment. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including that certain Compensation and Benefits Assurance Agreement by and between the Parties, dated June 17, 2014, which is hereby terminated in its entirety. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly. This Agreement may not be amended or modified except by written agreement signed by the Parties.

12.                               No Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

13.                               Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

14.                               Waivers. No waiver of any provision or condition of this Agreement by any Party shall be valid unless set forth in a writing signed by such Party, and no such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

15.                               Code Section 409A. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).

16.                               Survival. The provisions of Paragraph 6 above shall survive the termination of this Agreement.

17.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund

Print Name:	William B. Skoglund

Title:	Chairman of the Board of Directors

JAMES ECCHER

By:	/s/ James Eccher